[FORM OF AMENDMENT OF OPTION AGREEMENT]

Re: Amendment of Option Agreement

Dear      :

Dycom Industries, Inc. (the “Company”) has determined that it is advisable to accelerate vesting of all of its outstanding and otherwise unvested stock option grants with exercise prices that are greater than or equal to the Company’s closing price on the New York Stock Exchange (“NYSE”) as of July 21, 2005 (other that those held by non-executive directors). Subject to the condition set forth below, this accelerated vesting will apply to all stock options that have been granted to you by the Company under its 1998 Incentive Stock Option Plan or 2003 Long-Term Incentive Plan (the “Plans”) with exercise prices that are greater than or equal to the Company’s closing price on the NYSE as of July 21, 2005 that are outstanding and otherwise unvested as of the date of this letter (your “Outstanding Options”).

This accelerated vesting of your Outstanding Options is conditioned, however, on your agreement that you will not sell, transfer, assign, pledge or otherwise dispose of, alienate, or encumber, either voluntarily, or involuntarily, any shares that you acquire on exercising the accelerated portion of your Outstanding Options (other than shares required to cover the exercise price and satisfy withholding taxes) at any time before that portion of your Outstanding Options would have vested under the terms of the applicable Plan or award agreement (without giving effect to this acceleration, but including any possible acceleration of vesting that would otherwise occur following a change in control or other circumstances causing accelerated vesting as set forth in the applicable Plan and award agreement or any other agreement between you and the Company). Except as provided herein, any sale or transfer, or purported sale or transfer, of any such shares or any interest therein prior to that vesting date shall be null and void.

If you decide to exercise the accelerated portion of your Outstanding Options prior to the time that portion of your Outstanding Options would have otherwise vested (including accelerated vesting set forth in the applicable Plan or award agreement or any other agreement between you and the Company), the Company will issue shares only in certificate form evidencing that the shares you acquire on exercise with the following legend and such other legends as may be acquired or appropriate under applicable law:

“THE OWNERSHIP OF THIS CERTIFICATE AND THE SHARES OF STOCK EVIDENCED HEREBY AND ANY INTEREST THEREIN ARE SUBJECT TO SUBSTANTIAL RESTRICTIONS ON TRANSFER UNDER AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND DYCOM INDUSTRIES, INC. A COPY OF SUCH AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF DYCOM INDUSTRIES, INC.”

Additionally, you agree to redeliver the certificates to the Company to be held by the Company until the restrictions on transfer have lapsed (i.e., until the accelerated portion of your Outstanding Options would have otherwise vested). Promptly after the transfer restrictions on any such shares have lapsed, the Company will deliver to you a certificate or certificates, free of the restrictive legend described above, evidencing such shares. Upon the occurrence of a stock split, reverse stock split, stock dividend or any other change in capitalization, reorganization, merger or similar event affecting the Company’s common stock, the transfer restrictions set forth above applicable to any stock that you may have acquired upon exercise of an option will continue in effect with respect to any consideration or other securities received in respect of such stock.

By executing this agreement, you and the Company agree that this letter amendment amends, and supersedes any inconsistent provisions of, the award agreements evidencing your Outstanding Options.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter agreement where indicated below and returning the executed copy to the Company care of Richard B. Vilsoet, General Counsel. You should return the letter so that it is received by the Company no later than July 21, 2005. If you have any questions, please call Richard Vilsoet at (561) 799-2231.

Sincerely,

Richard B. Vilsoet
General Counsel

Acknowledged and Agreed:

By:

[Name of Optionee]